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              WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP
                   Twelfth Floor Packard Building
                      111 South 15th Street
               Philadelphia, Pennsylvania  19102-2678
                          (215) 977-2000
              Facsimile:  (215) 977-2334



July 16, 1998


Canisco Resources, Inc.
300 Delaware Avenue, Suite 714
Wilmington, DE 19801

Re:	Registration Statement on Form S-4

Dear Sirs:

We have reviewed your Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended, registering undesignated amounts of (i) Common Stock, $0.0025 par value, (ii) Preferred Stock, $1.00 par value and (iii) Warrants to purchase capital stock (collectively the "Securities") in the aggregate principal amount of $20 million. The Securities may be issued (1) as consideration to purchase other companies' securities or assets in connection with the acquisition, directly or indirectly, of various businesses, properties or interests therein by the Company or one or more of its subsidiaries or (2) in connection with financing transactions. The terms of such acquisitions or financing transactions will be determined in the future.

In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments, documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

In our examination of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

In rendering this opinion, we have assumed that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Securities, including without limitation, any Securities that may be issued upon conversion or exchange of any of the Securities.

Based upon the foregoing, it is our opinion that:

1.	When and if (a) the definitive terms of any offering of Common Stock have been duly established, in accordance with resolutions of the Board of Directors of the Company (the ABoard of Directors@) authorizing the issuance and sale of the Common Stock, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding upon the Company, and (b) such shares of Common Stock so offered have been duly issued or delivered in the manner and for the consideration contemplated by the Registration Statement, the prospectus contained therein and the applicable prospectus supplement, such shares of Common Stock will be legally issued, fully paid and non-assessable.

2.	When and if (a) the definitive terms of any particular class or series of
Preferred Stock have been duly established, in accordance with resolutions of the Board of Directors of the Company authorizing the issuance and sale of Preferred Stock, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding upon the Company, (b) a statement of designation conforming to the Delaware General Corporation Law regarding the Preferred Stock has been filed with the Secretary of State of the State of Delaware, (c) such shares of Preferred
Stock have been duly issued or delivered in the manner and for the consideration contemplated by the Registration Statement, the prospectus contained therein and the applicable prospectus supplement, and in accordance with the terms of the particular series as established by the Board of Directors, and (d) the Company=s Certificate of Incorporation has been validly amended to authorize the issuance of Preferred Stock, the terms of which are to be established by the Board of Directors (such amendment being contemplated to follow the 1998 annual meeting of shareholders), the Preferred Stock will be legally issued, fully paid and non-assessable.

3.	When and if (a) the Warrants have been duly executed and delivered, and issued and sold in the form and in the manner contemplated in the Registration Statement, the prospectus contained therein and the applicable prospectus supplement, (b) the terms of the Warrants as executed and delivered are as described in the Registration Statement, the prospectus contained therein and the applicable prospectus supplement, (c) the Warrants, as executed and delivered, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and (d) the Warrants are then issued and sold as contemplated in the Registration Statement, the prospectus contained therein and any related prospectus supplement, the Warrants will constitute valid and legally binding obligations of the Company.

In connection with our opinions expressed above, we have assumed that, at the time of delivery of the Securities, all contemplated additional actions shall have been taken, the authorization of the Securities will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity or enforceability of such Securities. We have also assumed that none of the terms of any Securities to be established subsequent to the date hereof, nor the issuance and delivery of such Securities, nor the compliance by the Company with the terms of such Securities, will violate any applicable law or result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Each of the opinions expressed above is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and is subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Wolf, Block, Schorr and Solis-Cohen LLP

WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP